Exhibit 99.1

Datawatch Announces Fiscal Fourth Quarter 2014 Financial Results

Chelmsford, Mass.—November 19, 2014—Datawatch Corporation (NASDAQ-CM: DWCH), a leading global provider of visual data discovery solutions, today announced that total revenue for its fourth quarter ended September 30, 2014 was $9.05 million, an increase of 3% from revenue of $8.82 million in the fourth quarter a year ago. License revenue for the fourth quarter of fiscal 2014 was $5.24 million, a decrease of 10% from the $5.80 million recorded in the comparable quarter a year ago.

Net loss for the fourth quarter of fiscal 2014 was ($4.87) million, or ($0.44) per diluted share, compared to a net loss of ($2.68), or ($0.37) per diluted share, for the year ago period. Excluding the effects of the non-cash amortization associated with the purchase of certain intellectual property and other intangible assets, as well as non-cash stock compensation costs and restructuring charges, the Company’s non–GAAP net loss for its fourth fiscal quarter of 2014 was ($1.93) million, or ($0.18) per diluted share, compared to a net loss of ($572,000), or ($0.08) per diluted share in the fourth fiscal quarter of 2013.

Total revenue for fiscal year 2014 was $35.08 million, a 16% increase from revenue of $30.30 million in fiscal year 2013. License revenue for 2014 was $20.63 million, a 6% increase compared to $19.43 million in 2013. Net loss for 2014 was ($22.38) million, or ($2.24) per diluted share, as compared to a net loss of ($4.20) million or ($0.63) per diluted share, for 2013. The Company’s non-GAAP net loss for fiscal year 2014 was ($10.06) million, or ($1.01) per diluted share, as compared to non-GAAP net income of $1.39 million, or $0.19 per diluted share, for fiscal year 2013.

“While our expense trend in Q4 remained in line with our plan, as it has throughout fiscal year 2014, our revenue performance in Q4 fell short of our goals and expectations,” said Michael A. Morrison, president and chief executive officer of Datawatch. “As we have engaged in more streaming data in motion use cases, including many in the capital markets vertical and the Internet of Things arena, the relative complexity of these sales opportunities has led to some increases in the length of sales cycles, which provided a headwind to revenue performance. We continued to improve sales execution, which led to the largest number of discrete license transactions in the history of the company during our fiscal fourth quarter. These entry points establish a solid foundation for Datawatch to expand and grow our footprint in these accounts in fiscal year 2015.”

Mr. Morrison added, “During fiscal year 2014, our first full year as a visual data discovery vendor, we made meaningful progress with the integration of, and innovative enhancements to, our technology stack, the refinement of our marketing message to a visualization-led agenda and the leadership addition to our worldwide sales organization. Key trends in market dynamics play to Datawatch’s strengths and differentiation – namely the rapid rise of Internet of Things applications, which require real-time visualization of streaming data in motion, and the growing need for self-service data preparation capabilities as a prerequisite for visual data discovery – something Datawatch has been doing for nearly 20 years. Our progress in fiscal 2014, our differentiated technology and these market trends give us confidence in our strategy and plan as we enter fiscal year 2015.”

Fourth Quarter Business Highlights

•	Datawatch appointed John Judge as Chief Revenue Officer on August 28, 2014 to lead the worldwide sales and field operations for Datawatch.

•	Datawatch executed a record number of transactions in Q4, including agreements with organizations globally of every size such as KPMG, Citigroup and Pharma Tech. Included in these transactions were two key wins in the Internet of Things arena, one with Worldsensing, a market leader in machine-to-machine technologies, to manage and visualize traffic and parking management operations, and the other with Avanti Gas Limited to manage and visualize fleet logistics.

•	Datawatch and Omnesys Technologies, a Thomson Reuters company and leading provider of multi-venue trading systems, entered into an OEM agreement to integrate Datawatch’s visual data discovery software into Omnesys’ real-time trading solution to provide brokers with a consolidated real-time order book and associated risk information.

•	Datawatch entered into partnerships with 10 new partners during Q4FY14, including Hortonworks, QuickPivot, and Paladyne – a subsidiary of Broadridge – and also Internet of Things integration partners Eccella, an Informatica Vibe reseller, and Casne, a system integrator focused on OSIsoft.

Fourth Quarter Financial Highlights

•	Cash and short-term investments were $47.67 million at September 30, 2014, down 5% from $50.17 million at June 30, 2014 and up 362% from $10.31 million at September 30, 2013.

•	Gross margin for the fourth fiscal quarter of 2014 was 79.1%, compared to 78.6% for the third fiscal quarter of 2014 and 81.3% for the fourth fiscal quarter of 2013.

•	Days sales outstanding were 72 days at September 30, 2014, compared to 61 days at June 30, 2014 and 60 days at September 30, 2013.

•	There were 10 six-figure deals in the fourth fiscal quarter consistent with the fourth fiscal quarter of 2013.

•	The average deal size in the fourth fiscal quarter was $41,000, as compared to $63,000 in the fourth fiscal quarter of 2013.

Investor Conference Call and Webcast

The senior management of Datawatch will host a conference call and webcast to discuss the fourth quarter results tomorrow, Thursday, November 20, 2014 at 8:30 am ET. To access the call, please dial 1-877-407-0782. Internationally, the call may be accessed by dialing 1-201-689-8567. The conference call will be broadcast live on the Internet at: http://www.investorcalendar.com/IC/CEPage.asp?ID=173290. It is recommended that listeners register to participate and download any necessary audio software from the website 15 minutes prior to the scheduled call. The webcast will be available as a replay starting one hour after the call is completed at the same location.

About Datawatch Corporation

Datawatch Corporation (NASDAQ-CM: DWCH) provides visual data discovery software that optimizes any data – regardless of its variety, volume, or velocity – delivering next generation analytics to reveal valuable insights for improving business. Its unique ability to integrate structured, unstructured, and semi-structured sources like reports, PDF files and EDI streams with real-time streaming data into visually rich analytic applications allows users to dynamically discover key factors that impact any operational aspect of their business. This ability to perform visual discovery against any data sets Datawatch apart in the big data and visualization markets. Organizations of every size, worldwide use Datawatch products, including 93 of the Fortune 100. Datawatch is headquartered in Chelmsford, Massachusetts with offices in New York, London, Munich, Stockholm, Singapore, Sydney and Manila, and with partners and customers in more than 100 countries worldwide. See the Whole Story for yourself by downloading the free trial at www.datawatch.com/free-trial.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with a weak global economy; risks associated with fluctuations in quarterly operating results due, among other factors, to the size and timing of large customer orders; risks associated with acquisitions; the volatility of Datawatch’s stock price; limitations on the effectiveness of internal controls; rapid technological change; Datawatch’s dependence on the introduction of new products and possible delays in those introductions; competition in the software industry generally, and in the markets for visual data discovery products in particular; Datawatch's dependence on its principal products, proprietary software technology and software licensed from third parties; risks associated with third-party intellectual property rights and claims, risks associated with international sales and operations; risks associated with indirect distribution channels; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; Datawatch’s dependence on its ability to hire and retain skilled personnel; disruption or failure of Datawatch’s technology systems that may result from a natural disaster, cyber-attack or other catastrophic event; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2013 and Forms 10-Q for the quarters ended December 31, 2013, March 31, 2014 and June 30, 2014. Any forward-looking statements should be considered in light of those factors.

# # #

Investor Contact:

Datawatch Investor Relations

investor@datawatch.com

Phone: (978) 441-2200 ext. 8323

Media Contact:

Sarah Bernardi

Datawatch Corporation

Sarah_Bernardi@datawatch.com

Phone: (978) 441-2200 ext. 8387

Twitter: @datawatch

© 2014 Datawatch Corporation. Datawatch and the Datawatch logo are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

DATAWATCH CORPORATION
Condensed Consolidated Statements of Operations
Amounts in Thousands (except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

REVENUE:
Software licenses	$5,239	$5,796	$20,627	$19,430
Maintenance	3,489	2,658	12,845	9,700
Professional services	323	363	1,615	1,166
Total revenue	9,051	8,817	35,087	30,296

COSTS AND EXPENSES:
Cost of software licenses	1,000	904	4,013	2,505
Cost of maintenance and services	889	743	3,351	2,440
Sales and marketing	7,936	6,091	31,133	18,482
Engineering and product development	2,243	1,531	9,074	3,893
General and administrative	2,181	2,318	9,181	6,793
Total costs and expenses	14,249	11,587	56,752	34,113

LOSS FROM OPERATIONS	(5,198)	(2,770)	(21,665)	(3,817)
Other expense	75	(3)	(1,237)	(468)

LOSS BEFORE INCOME TAXES	(5,123)	(2,773)	(22,902)	(4,285)
Income tax (benefit) provision	(249)	(90)	(519)	(88)

NET LOSS	$(4,874)	$(2,683)	$(22,383)	$(4,197)

Net loss per share - Basic	$(0.44)	$(0.37)	$(2.24)	$(0.63)
Net loss per share - Diluted	$(0.44)	$(0.37)	$(2.24)	$(0.63)
Weighted Average Shares Outstanding - Basic	10,965	7,229	9,998	6,634
Weighted Average Shares Outstanding - Diluted	10,965	7,229	9,998	6,634

Non-GAAP Disclosure - Reconciliation of Net Loss to Net Loss Excluding the Effects of Certain Items:

GAAP Net Loss	$(4,874)	$(2,683)	$(22,383)	$(4,197)
Add-back Amortization of Intangibles & IP	870	606	3,479	2029
Add-back Share-Based Compensation	1,948	1,401	8,446	3,323
Add-back Severance & unamortized debt discount	126	104	399	231
Subtotal of additions	2,944	2,111	12,324	5,583

Net (Loss) Income (non-GAAP)	$(1,930)	$(572)	$(10,059)	$1,386
Net (loss) income per share - Basic	$(0.18)	$(0.08)	$(1.01)	$0.21
Net (loss) income per share - Diluted	$(0.18)	$(0.08)	$(1.01)	$0.19
Weighted Average Shares Outstanding - Basic	10,965	7,229	9,998	6,634
Weighted Average Shares Outstanding - Diluted	10,965	7,229	9,998	7,265

DATAWATCH CORPORATION
Condensed Consolidated Balance Sheets
Amounts in Thousands
(Unaudited)

	September 30,	September 30,
	2014	2013

Cash and cash equivalents	$47,668	$10,312
Accounts receivable, net	7,024	6,622
Prepaid expenses and other current assets	1,872	984
Total current assets	56,564	17,918

Property and equipment, net	400	289
Intangible and other assets, net	46,633	51,114

	$103,597	$69,321

Current portion of long-term debt	$-	$900
Current portion of note payable	-	977
Accounts payable and accrued expenses	3,809	4,914
Deferred revenue - current portion	7,640	6,997
Total current liabilities	11,449	13,788

Long-term debt	-	2,108
Other long-term liabilities	1,238	2,050
Total long-term liabilities	1,238	4,158

Total shareholders' equity	90,910	51,375

	$103,597	$69,321